Exhibit 17.1

[LETTERHEAD OF CHARLES A. SANDERS]

March 15, 2006

Jeffrey Lipton	Steven Skolsky
Chairman of the Board	President and CEO
Trimeris, Inc.	Trimeris, Inc.
1550 Coraopolis Heights Rd	3500 Paramount Parkway
Moon Township, PA 15108	Morrisville, NC 27560

Dear Jeff and Steve:

I hereby tender my resignation as a member of the Board of Trimeris, Inc. effective March 15, 2006. I have enjoyed my service on the Board and wish you and the Company the very best for the future.

Sincerely,

/s/ Charlie

Charles A. Sanders

CAS: lf